INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

THRIFT PLAN CONTRACTS—
VARIABLE ACCUMULATION ANNUITY CONTRACTS
FOR THRIFT PLANS

Issued By
MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 Park Avenue, New York, New York 10022-6839
Through its
SEPARATE ACCOUNT NO. 2

We offer group variable accumulation annuity contracts for use by thrift plans or arrangements of employers in the not-for-profit field (or their associations or trusts) and for-profit employers to assist with retirement and long-term financial planning. The Contracts are sold directly to employers who sponsor a Plan and not to individuals. However, you, as an employee or former employee who participates in a Plan, can make contributions under the Contract as allowed by the terms of the Plan and subject to the requirements set forth in the prospectus for the Contract ("Prospectus"). Contributions are in the amounts and at the frequency you choose, subject to restrictions in the Plan and applicable federal tax law provisions.
A Plan must:
•
be qualified under Section 401(a) (including Section 401(k)) of the Code, or
•
meet the requirements of Section 403(b) of the Code.
A Contract can help you accumulate funds for retirement and other long-term financial needs. You may apply your Account Value to provide fixed monthly Annuity Payments that begin at a future date you select.
You may allocate your Account Value to any of the Subaccounts of Mutual of America Separate Account No. 2 or to our General Account, unless your Plan restricts allocations. You may transfer all or any part of your Account Value among the available Investment Alternatives at any time, without charge. The Subaccounts of the Separate Account invest in similarly named funds or portfolios of mutual funds, which are set forth and described in Appendix A to this Summary Prospectus.
This Summary Prospectus for new investors summarizes key features of the Contracts.
Before you invest, you should review the Prospectus, which contains more information about the Contract, including its features, benefits, and risks. You can find the Prospectus and other information about the Contract online at https://dfinview.com/mutualofamerica/tadf/Thrift/AP. You can also get this information at no cost by calling 800.574.9267 or by sending an e-mail request to mutualofamerica@dfinsolutions.com.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The SEC has not approved or disapproved these securities or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

Dated May 1, 2024

Definitions We Use in this Summary Prospectus
Account Value—The value of a Participant’s Accumulation Units in the Subaccounts plus the value of amounts held in the General Account for the Participant, during the Accumulation Period. As used in this Summary Prospectus, the term “Account Value” may mean all or any part of your total Account Value.
Accumulation Period—For a Participant, the period under a Contract when Contributions are made or held for the Participant. The Accumulation Period ends at the Annuity Commencement Date, or the date the Participant withdraws the Account Value in full before the Annuity Commencement Date.
Annuitant—A person who is receiving Annuity Payments or who will receive Annuity Payments after the Annuity Commencement Date. You must be the Annuitant, and the Annuitant cannot be changed; and a Beneficiary who has elected to receive a death benefit in the form of an annuity shall be the Annuitant. You or a Beneficiary also may name a joint Annuitant, except that some Plans require the consent of your Eligible Spouse if the Eligible Spouse is not the joint Annuitant. We use the life expectancy of the Annuitant and joint Annuitant, if any, as a factor in determining the amount of monthly Annuity Payments for annuities with a life contingency.
Annuity Commencement Date—The date Annuity Payments become payable under a Contract or become payable as the death benefit for a Beneficiary. You, or a Beneficiary entitled to a death benefit, selects the Annuity Commencement Date , or the Annuity Commencement Date may be imposed under federal tax law provisions in certain circumstances. On the Annuity Commencement Date, all of your Account Value is used to provide Annuity Payments. Sometimes referred to as “Benefit Commencement Date” in a Contract.
Annuity Payments—A series of equal monthly payments from us to an Annuitant. The amount of the Annuity Payment will depend on your Account Value on the Annuity Commencement Date and the form of annuity selected.
The Annuity Payments may be for the Annuitant’s life, for a minimum period of time, for the joint lifetime of the Annuitant and the joint Annuitant, or for such other specified period as we may permit.
Beneficiary(ies)—The person(s) named by a Participant to receive (1) during the Accumulation Period, the death benefit under the Contract if the Participant dies, or (2) after the Annuity Commencement Date, any remaining Annuity Payments (or their commuted value) upon the death of the Annuitant and joint Annuitant, if any.
Code—The Internal Revenue Code of 1986, as amended. Depending on the context, the term Code includes the regulations adopted by the Internal Revenue Service for the Code section being discussed.
Collateralized Loan—A loan made by us, which requires you to hold 120% of the loan amount in the General Account as collateral.
Complete Order—An order is considered to be complete when all of the requirements for the completion of a transaction have been met. This includes receipt by the Company of all information, remittances and notices necessary to process the given transaction. The Company will inform you of the documents required for your transaction.
Contract—The group variable accumulation annuity contracts described in this Summary Prospectus.
Contractholder—For purposes of this Summary Prospectus, the Contractholder will be the employer, an association representing employers, or the trustee(s) of a Plan maintained by one or more employers.
Contributions—Amounts contributed from time to time under a Contract .
Designated Roth Account—An account maintained for Designated Roth Contributions and earnings (or losses) attributable to Designated Roth Contributions. This term, depending on the context in which it is used, includes Designated Roth Rollover Accounts.
Designated Roth Contributions— Contributions irrevocably designated as Designated Roth Contributions described in Section 402A of the Code.

Designated Roth Rollover Account—An account maintained for rollover Designated Roth Contributions and earnings (or losses) attributable to rollover Designated Roth Contributions.
eDocuments—A feature that offers Participants a way to electronically receive communications and reports, such as quarterly statements, prospectuses (including summary prospectuses), and Underlying Fund and separate account annual and semi-annual reports. When such documents are available, an email notice is sent to the eDocuments subscriber informing him or her of such availability on the secure “My Account” website maintained by Mutual of America. Participants enroll by consenting to receive through eDocuments all of the documents that we deliver electronically, and are provided instructions on revocation of the consent, including the ability to revoke it immediately by calling a specified toll-free number. Revocation of consent applies to all documents provided through the eDocuments program. You can sign up for eDocuments by completing the Consent Agreement located on our website and indicating your consent to receive documents through the Mutual of America website.
Eligible Spouse—The person to whom a Participant or Annuitant is legally married in a marriage recognized under federal law.
Employer—An employer named on the face page of the Contract that has purchased a Contract to fund a Plan, or an employer that makes Contributions for its employees under a Contract purchased by a trust or other entity for the benefit of its employees.
General Account (or Interest Accumulation Account)—Assets we own that are not in a separate account, but rather are held as part of our general assets. We sometimes refer to the General Account as the Interest Accumulation Account, because amounts you allocate to the General Account earn interest at a fixed rate that we change from time to time.
Investment Alternatives—The General Account and the Subaccounts. You may allocate your Contributions and transfer your Account Value among the Investment Alternatives, subject to any limitations under your Plan.
Participant—An employee or former employee who participates in a Plan and for whom we have received Contributions .
Plan—An employer-sponsored retirement savings plan (or Thrift plan) for which we issue a Contract, which usually permits employees to make voluntary Contributions . A Plan must satisfy the requirements of:
(1)
Code Section 403(b), in which case it is called a 403(b) Thrift plan; or
(2)
Code Section 401(a), including a plan that meets the requirements of Section 401(k), in which case it is called a 401(a) Thrift or a 401(k) plan.
(3)
Code Section 401(a) or 403(b) for certain defined contribution pension or profit-sharing plans that do not permit employee contributions.
Prime Rate—The rate published from time to time in the “Money Rates” section of the Wall Street Journal®.
Reduced Fee—The reduced Separate Account Annual Expenses, comprised of the administrative charge, distribution expense charge and expense risk charge, that apply to Participants in Plans that are eligible for such reduced Separate Account Annual Expenses as set forth in the Fee Table section of this Summary Prospectus.
Separate Account— Mutual of America Separate Account No. 2, a separate account established by us to receive and invest deposits made under variable accumulation annuity contracts and other variable contracts. The assets of the Separate Account are set aside and kept separate from our other assets.
Subaccount—A division of the Separate Account which invests its assets exclusively in a corresponding Underlying Fund of the same name.
Uncollateralized Loan—A loan made from your vested Account Value.
Underlying Funds—The funds or portfolios that are invested in by the Subaccounts.
We, us, our, Company or Mutual of America—Refers to Mutual of America Life Insurance Company.
You or your—Refers to a Participant.

Important Information You Should Consider About the Contract

	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawals	None			Charges
Transaction Charges	There are no charges for other transactions under the Contract, other than certain fees associated with Contract loans.			Charges
Ongoing Fees and Expenses (annual charges)
The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Loan
interest is not reflected in the table. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
Charges
	ANNUAL FEE	MIN.	MAX.
	1. Base Contract (varies by Contract class)	0.27%[1]	1.47%[1]
	2. Investment options (Underlying Fund fees and expenses)	0.14%[2]	1.00%[2]
	3. Optional benefits available for an additional charge	NA	NA
1 As a percentage of the Separate Account value. There are
several classes of the Contract , each of which has a different
Separate Account charge, based upon the total contract assets in the Separate Account and the General Account. See the
“Charges” section of the Prospectus for a description of the different classes of the Contract and related charges.
2 As a percentage of the net asset value of the Underlying Fund assets.

Because you may choose from among the Investment
Alternatives offered, the choices you make affect how much you will pay. To help you understand the cost of owning your
Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.

	LOWEST ANNUAL COST ESTIMATE: $422	HIGHEST ANNUAL COST ESTIMATE: $2,530
Assumes:
•Investment of $100,000
•5% annual appreciation
•Least expensive combination
of Contract classes (i.e., Tier
1 Reduced Pricing) and
Underlying Fund fees and
expenses
•No optional benefits
•No outstanding loans
•No sales charges
•No additional Contributions,
transfers, or withdrawals

Assumes:
•Investment of $100,000
•5% annual appreciation
•Most expensive
combination of Contract
classes (i.e., Standard
Pricing), and Underlying
Fund fees and expenses
•No optional benefits
•No outstanding loans
•No sales charges
•No additional Contributions ,
transfers, or withdrawals

	RISKS	LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in this Contract, including loss of principal.	Principal Risks of Investing in the Contract
Not a Short-Term Investment
This Contract is not a short-term investment and is not
appropriate for an investor who needs ready access to cash.
In particular:
•Tax deferral is more beneficial to Participants with a long-term investment time horizon.
•Withdrawals are subject to ordinary income tax and may be
subject to tax penalties.
•The Contract is not intended for those who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Underlying Funds.
General Description of Contracts
Risks Associated with Investment Options
An investment in the Contract is subject to the risk of poor investment performance, and can vary, depending on the
performance of the Underlying Funds. Each investment option
available under the Contract, including the General Account, will have its own unique risks. You should review these Investment
Alternatives before making an investment decision.
Appendix A: Underlying Funds Available Under the Contracts General Description of Separate Account No. 2, Mutual of America, and Underlying Funds Our General Account
Insurance Company Risks
An investment in the Contract is subject to the risks related to
Mutual of America Life Insurance Company, including that any obligations (including under the General Account), guarantees, and benefits of the Contract are subject to the claims paying ability of Mutual of America. More information about Mutual of
America, including its financial strength ratings, is available upon request from Mutual of America by calling our toll-free number,
800.468.3785 or by visiting our website at mutualofamerica.com.
General Description of Separate Account No. 2, Mutual of America, and Underlying Funds Our General Account
	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments
Your ability to allocate Contributions among the Investment
Alternatives is subject to any restrictions contained in your
Employer’s Plan . If your Employer’s Plan permits transfers to other contracts, you may transfer your Account Value but only to a provider specifically identified in the Plan. Transfers while you are actively employed to any provider not specified in the Plan are prohibited.
We may remove an Underlying Fund or limit its availability to new
Contributions and/or transfers of Account Value if we determine that an Underlying Fund no longer satisfies one or more of our selection criteria.
General Description of Separate Account No. 2, Mutual of America, and Underlying Funds

	RESTRICTIONS	LOCATION IN PROSPECTUS
Optional Benefits
To the extent your Employer’s Plan allows participant loans, you have the right to borrow using your Account Value as collateral security for the loan or, if your Employer’s Plan provides for loans to be made using a trust, you will withdraw the loan amount from your Account Value. Your Employer’s Plan may or may not permit loans to be taken from or secured by amounts held in a
Designated Roth Account. The maximum amount that can be
taken as a loan is limited under the Code, based on your account balance. Generally, a Participant can borrow no more than the lesser of (a) the greater of $10,000 or 50% of the Participant’s vested account balance; or (b) $50,000. The maximum amount
that a Participant can borrow is also limited if the Participant has another outstanding loan. Certain exceptions may permit a
Participant to take a larger loan under circumstances specified by law from time to time.
We will not permit you to make withdrawals or transfers of the collateral amount while the loan is outstanding. Amounts
borrowed in a loan do not participate in the Subaccount
investment experience. Loans, therefore, can affect the Account
Value and death benefit whether or not the loan is repaid. Death benefit proceeds payable will be reduced by the amount of any outstanding Contract loan plus accrued interest.
Loans
	TAXES	LOCATION IN PROSPECTUS
Tax Implications
You should consult with a tax professional to determine the tax implications of an investment in and Contributions made under the Contract.
Because the Contract is purchased through a tax-qualified plan, there are no additional tax benefits to the Contract.
Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
Taxes
	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation
Mutual of America offers the Contracts for sale through certain of our employees. The only compensation we pay for sales of
the Contracts is in the form of salary and incentive compensation if the Company’s annual goals and objectives are met. There are no commissions or fees payable for sales of the Contracts.
Registered representatives who sell the Contracts are eligible to receive a yearly cash incentive payment based largely on
aggregate sales by all representatives in the representative’s office compared to sales targets we established for the office in that year, which may be increased based on individual
performance in relation to individual sales objectives.
With regard to non-cash compensation, representatives and
certain staff from the top performing regional offices, as well as other high performing representatives, will receive a trip to a sales conference.
The existence of such forms of compensation could influence a registered representative to recommend this Contract over
another investment.
Purchases and Contract Value

	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Exchanges
Registered representatives may have a financial incentive to offer a participant a new contract in place of the one in which he or she already participates. An investor should only exchange his or her Contract if he or she determines, after comparing the
features, fees, and risks of both contracts, that it is preferable for him or her to purchase the new contract rather than continue to own the existing Contract.
Purchases and Contract Value

Overview of the Contracts
Purpose

We offer the Contracts in connection with employer-sponsored plans to assist with retirement and long-term financial planning by both for-profit and not-for-profit employers and their employees. The Contracts are designed to provide long-term accumulation of assets through investments in a variety of Investment Alternatives during the Accumulation Period. The Contract can supplement your retirement income by providing a stream of income payments during the payout period. It also offers death benefits to protect your designated Beneficiaries. The Contracts may be appropriate if you have a long investment time horizon. It is not intended for those who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Underlying Funds.
Phases of Contract

The Contracts have two phases: an accumulation (savings) period and an annuity (income) period.
Accumulation (Savings) Period
During the Accumulation Period you may allocate Contributions among the Investment Alternatives, subject to any restrictions contained in your Employer’s Plan. At any time, you may change your allocation instructions for future Contributions and transfer all or part of your Account Value among the available Investment Alternatives. You may allocate your Account Value to our General Account, unless your Plan restricts allocations. We pay interest on the portion of your Account Value allocated to our General Account at a rate of interest determined from time to time by us. We have the full investment risk for amounts you allocate to the General Account. You may also allocate your Account Value to any of the Subaccounts of Mutual of America Separate Account No. 2. The name of each Subaccount corresponds to the name of its Underlying Fund. When you allocate Contributions or transfer Account Value to a Subaccount, the Subaccount purchases shares in its Underlying Fund. A Subaccount is called a “variable option,” because you bear the investment risk that your Account Value in the Subaccount will increase or decrease based on the investment performance of the Underlying Fund. The Subaccounts currently invest in forty-eight Underlying Funds, which have different investment objectives, investment policies and risks. Please refer to Appendix A to this Prospectus, entitled “Underlying Funds Available As Investment Options Under the Contracts” and to the prospectuses of the Underlying Funds for more information about the Underlying Funds’ investment objectives.
Contributions during the Accumulation Period.  Your Contributions and your Employer Contribution on your behalf may be in the amounts and made at the times a Plan permits or requires. Your Contributions also must be in the amounts and at a frequency the Employer agrees to, based on your payroll period.
Minimum Required.  You are not required to make any minimum amount of Contributions .
Limits on Amounts. The maximum annual Contributions are the amounts permitted under the Code for the type of Plan or arrangements funded by the Contract.

Annuity (Income) Period
You can elect to annuitize and turn your Account Value into a stream of income payments from Mutual of America, at which time the Accumulation Period of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. If you annuitize, you will receive a stream of annuity payments. You will be unable to make withdrawals, unless provided for by the form of annuity you select, and death benefits will terminate.
Contract Features

We issue Contracts for 403(b) Thrift Plans and 401(a) Thrift Plans or 401(k) Plans.
We also issue Contracts to fund defined contribution pension and profit-sharing plans that qualify under Code Section 401(a), and some of these Plans may provide for Employer Contributions only.
Death Benefits during the Accumulation Period. If you die before the Annuity Commencement Date, we will pay a death benefit to your Beneficiary. If you have an Eligible Spouse, your Eligible Spouse will be the Beneficiary unless the Eligible Spouse has consented in writing to the designation of another Beneficiary.
The amount of the death benefit will be your Account Value (less outstanding loans and interest) as of the date we receive proof of death and all other documentation necessary for us to process the death benefit request. The death benefit will be paid in accordance with the election of the Beneficiary(ies). The Beneficiary will select the form of death benefit, which may be a single sum, a form of annuity or fixed payments.
Transfers and Withdrawals of Account Value.  During the Accumulation Period, you may transfer all or a portion of your Account Value among the Investment Alternatives, unless your Plan limits transfers or restricts Contributions to only the General Account. If you have a loan under a Plan secured by all or part of your Account Value, we restrict your transfer or withdrawal from the General Account of the loan collateral security amount. In certain 401(k) Plans, loans may be made under a trust.
During the Accumulation Period, you may withdraw all or a portion of your Account Value under the circumstances set forth in the Code and the Plan. You generally may not withdraw your Account Value until you have reached the age of 59 ½ or terminated employment with the Employer. If you are married, you may need the consent of your Eligible Spouse in order to make a withdrawal. Under our Specified Payments Option, if you are eligible to make withdrawals you may instruct us to withdraw a certain amount (at least $100) each month from the Investment Alternatives you name. You must be age 59 ½ or older, or have terminated employment with the plan sponsor during or after the year first reaching age 55, to elect this Option.
We do not charge a fee for withdrawals or partial withdrawals. You may have taxable income upon any withdrawal of your Account Value. You will be taxed at ordinary income tax rates on the amount withdrawn, except for the portion of the withdrawal that is considered to be a return of your after-tax Contributions (if any), or if it is a qualified withdrawal of Designated Roth Amounts. The taxable portion of withdrawals may be subject to a 10% tax penalty, unless you have reached the age of 59 ½, are disabled or in certain other circumstances.
Loans. If your Employer’s Plan allows participant loans, you may borrow using your Account Value. The charges that we assess in connection with loans are detailed in the Charges section of this Prospectus.

Benefits Available Under the Contract
The following table summarizes information about the benefits available under the Contract.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/ Limitations
Death benefit during Accumulation Period equal to Account Value	To provide a death benefit to one or more Beneficiaries, upon the death of the Participant during the accumulation period	Standard	No specific fee for the death benefit – included as part of overall Contract charges	Death benefit amount is reduced by the amount of any outstanding loans and interest
Loans
To borrow using
your Account Value
as collateral
security for the loan
or, if your
Employer’s Plan
provides for loans to
be made using a
trust, you will
withdraw the loan
amount from your
Account Value
Optional
For collateralized
loans, the maximum
loan interest rate is
3% higher than the
interest rate
credited to amounts
held in the General
Account. For
uncollateralized
loans, the maximum
loan interest is the
Prime Rate +1%.
The origination fee
for loans repaid by
payroll deduction is
$75, with an annual
fee of $15 per year.
There is a $350
origination fee for
loans repaid
through home
billing.

If you have a loan
under a Plan
secured by all or
part of your
Account Value, we
restrict your transfer
or withdrawal from
the General
Account of the loan
collateral security
amount. In certain
401(k) Plans, loans
may be made under
a trust, which may
not be secured by
any amounts held
under a contract.

Purchases and Contract Value
Purchase of a Contract; Participation

403(b) Thrift Contracts. A 403(b) Thrift Plan Contractholder must be a tax-exempt organization under Section 501(c)(3) of the Code or an eligible public school or college, or an association that represents such a tax-exempt organization or eligible public school or college or its employees. The Contract must fund annuity purchase arrangements that meet the requirements of Section 403(b) of the Code.
401(a) Thrift Contracts and 401(k) Plans. A 401(a) Thrift Contractholder or a 401(k) plan Contractholder must be an employer, an employee association or a trust for one or more employers, that has adopted a retirement plan qualifying for special federal income tax treatment under Section 401(a) of the Code.
Participation. Each Plan specifies the eligibility requirements for an employee’s participation, which may include requirements for minimum age or years of service or allow entry into the Plan only on specified dates. We or the Plan may require you to execute agreements and applications on prescribed forms, including a salary reduction agreement or payroll deduction agreement with the Employer. The Plan may require that you be automatically enrolled if you fail to make an affirmative election to opt out of participation in the Plan by a specified date. In that event, the Employer (or third party administrator, where applicable) would provide advance written notice with respect to the automatic enrollment provision, including the date that Contributions were to commence and the default investment funds to which Contributions would be applied in the event that an affirmative election or allocation instructions have not been provided.
Acceptance of Plan Asset Transfers. A Plan Asset Transfer is a transfer to the Company on behalf of the Plan of assets held for the Plan by another financial institution. In connection with a Plan Asset Transfer, we require that the data transferred on behalf of the Plan by the Plan recordkeeper be in a format acceptable to us. We will effectuate transactions under the Contract when we have received a Complete Order (see “Definitions We Use in this Summary Prospectus” for a definition of Complete Order). For a Plan Asset Transfer that we determine is not a Complete Order, we will seek to obtain the necessary information for the transaction to be a Complete Order so the Plan Asset Transfer can be applied as an allocated Contribution under the Contract.
In order to allocate the proper portion of the Plan Asset Transfer to each individual Participant’s account and invest it under the Contract, we must receive a Complete Order. At the direction of the Employer, a Plan Asset Transfer that is not a Complete Order will be held in a non-interest bearing bank account for a short period of time. When we obtain the necessary information required for the Plan Asset Transfer to constitute a Complete Order, we will transfer the Plan Asset Transfer from the non-interest bearing bank account to the Contract as an allocated Contribution and allocate the appropriate amounts to each individual Participant’s account under the Contract and to the investment alternatives available under the Contract as directed. If we do not obtain the necessary information within a reasonable period of time, not to exceed 45 calendar days, we will return the Plan Asset Transfer assets to the Plan trustee, if any, or otherwise to the financial institution designated by the Employer.

Our Payment of Account Value to you or a Beneficiary
Your right to withdraw your vested Account Value is restricted by federal tax law and the provisions of the applicable Plan. If you have the right to make withdrawals, you may withdraw all or a portion of your vested Account Value. If you are married, your Eligible Spouse usually must consent to any withdrawals. We may take up to seven days following receipt of your withdrawal request to process the request and mail a check to you or electronically transfer funds to your bank account where available. The amount withdrawn from each Investment Alternative that comprises your Account Value will be withdrawn proportionally from all Investment Alternatives in your account at the time of the withdrawal request, unless you instruct us otherwise. The dollar amount of the withdrawal will reduce the Account Value and death benefit by the same dollar amount.
403(b) Thrift Plans and 401(k) Plans. If you are under age 59½, federal tax law provisions prohibit you from withdrawing the portion of your Account Value that is attributable to your own salary reduction Contributions and the earnings on those Contributions, except in certain circumstances, such as death, disability or termination of your employment. If you are under age 59½ and meet certain conditions under the Code, you may be able to withdraw Contributions if you incur a financial hardship. For 403(b) Thrift Plans, hardship distributions cannot include earnings on Employee Contributions . In addition, none of these federal tax law restrictions on withdrawals apply to any of your Contributions made to a 403(b) Thrift Plan before 1989 and earnings on your Contributions credited before 1989.
An Employer’s Plan may impose restrictions on your ability to withdraw your Contributions or the Employer Contribution, or both, which are in addition to the federal tax law restrictions. For example, a Plan may prohibit you from making any withdrawals until you terminate employment, or until you have reached age 59½ or completed 5 years of participation in the Plan . If an Employer’s Plan permits you to withdraw the Employer Contribution before you terminate employment, you may not withdraw any of the Employer Contribution and earnings thereon that are not fully vested to you.

401(a) Plans and Contracts. Federal tax law provisions permit you to withdraw your vested Account Value if your Employer’s Plan is a profit-sharing plan and does not permit you to make before-tax Contributions. The withdrawal rules for other 401(a) Thrift Plans are generally the same as the 401(k) rules described above (except that there are no salary reduction Contributions ). If your Employer’s Plan is a defined contribution pension Plan (not a profit-sharing plan), then you may not withdraw your vested Account Value until you terminate employment with the Employer, subject to the provisions of the Plan.
An Employer’s Plan may impose restrictions on withdrawals, such as prohibiting you from making any withdrawals until you terminate employment, or until you have reached age 59½ or completed 5 years of participation in the Plan. If an Employer’s Plan permits you to withdraw the Employer Contribution before you terminate employment, you may not withdraw any of the Employer Contribution and earnings thereon that are not fully vested to you.
Single Sum Payment upon Termination of Employment. Your Plan may provide that, if your vested Account Value is $1,000 or less (or a higher amount as may be permitted under provisions of the Plan and applicable laws) when you terminate employment with the Employer, we will pay your vested Account Value to you in a single sum payment.
Specified Payments Option. If you have reached the age of 59½ or you have terminated employment with your Employer during or after the year you reached age 55 and you are permitted to make withdrawals under the Plan, you may elect to make partial withdrawals of your Account Value by telling us a set amount to be withdrawn each month, under our Specified Payments Option. You must specify an amount, which may not be less than $100, and must tell us the Investment Alternatives from which the withdrawals should be taken.
When you are receiving Specified Payments, you and your Employer may continue to make Contributions on your behalf. You also may transfer your Account Value among Investment Alternatives and make other withdrawals when receiving Specified Payments.
Specified Payments will continue until the earliest of:
•
your death;
•
our receipt of your written request to change or end the Specified Payments;
•
a decline in your Account Value (or your balance in any Investment Alternative designated for withdrawals) so that the remaining balance is not large enough to cover the next Specified Payment due; or
•
your Annuity Commencement Date.
If you are subject to the minimum distribution rules under the Code, you should ensure that the Specified Payments for the year equal or exceed your minimum required annual distribution. See “Minimum Required Distributions” under “Taxes.”
Income Tax Consequences. You should consider the possible federal income tax consequences of any withdrawal, including withdrawals under the Specified Payments Option. You are taxed at ordinary income tax rates on the portion of the withdrawal that is taxable. A Thrift Plan Participant will not be taxed on the amount of any Contributions made with “after-tax” dollars, but there are special rules under the Code for determining whether a withdrawal, or portion of a withdrawal, will be considered a return to you of after-tax Contributions. Qualified distributions from a Designated Roth Account are not taxable (see “Taxes”).
Penalty Tax on Taxable Amount. There is a 10% federal penalty tax on the taxable amount of your withdrawals, unless you have reached the age of 59½, or under certain other circumstances (see Penalty Taxes for Premature Withdrawals” under “Taxes”).

Fee Table
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Certificate specifications page for information about the specific fees you will pay each year.

I. The first table describes the fees and expenses that you will pay when you become a Participant, when you surrender your Contract or participation interest or when you transfer your Account Value among Investment Alternatives. State premium taxes may also be deducted but we do not currently deduct them.

Participant Transaction Expenses	Maximum	Current
Sales Load Imposed on Contributions (as a percentage of Contributions)	None	None
Deferred Sales Load (or Surrender Charge) (as a percentage of Contributions or amount surrendered, as applicable)	None	None
Exchange Fee	None	None
Loan Fees			Collateralized Loans	Uncollateralized Loans
				Payroll Deduction	Home Billing
		Non-refundable Origination Fee	None	$75	$350
		Non-refundable Annual Loan Fee	None	$15	N/A

II.The next table describes the fees and expenses that you will pay each year during the time that you are a Participant (not including Underlying Fund fees and expenses).

ANNUAL CONTRACT EXPENSES
	Maximum	Standard	Tier 1 Reduced Fees (2)	Tier 2 Reduced Fees (2)	Tier 3 Reduced Fees (2)	Tier 4 Reduced Fees (2)	Tier 5 Reduced Fees (2)	Inactive Plans (3)
Administrative Expenses (Annual Contract Fee)	$24	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)	$24(1)
Base Contract Expenses (as a percentage of average Account Value)(5)	2.00%	1.45%(4)	.25%(4)	.35%(4)	.45%(4)	.60%(4)	.95%(4)	1.95%(4)
Loan Interest Rate
Collateralized Loans: Net Loan Interest Rate of 3%, which represents the difference between the interest rate charged on a loan and the maximum credited rate for collateral held in the General Account
Uncollateralized Loans: Prime Rate +1%

(1)Annual Contract Fee. The Annual Contract Fee of $24.00 is charged at a rate of $2 per month, and effective on or about June 1, 2024, the Annual Contract Fee of $48.00 is charged at a rate of $4 per month, subject to waiver as discussed in “Monthly Participant Charges” under “Charges” in the Prospectus.
(2)
Reduced Fees. Plans may become eligible for the Tier 1 Reduced Fee, Tier 2 Reduced Fee, Tier 3 Reduced Fee, Tier 4 Reduced Fee or Tier 5 Reduced Fee if they have minimum amounts of assets in the Separate Account and the General Account combined ($50 million for the Tier 1 Reduced Fee, $25 million for the Tier 2 Reduced Fee, $5 million for the Tier 3 Reduced Fee, $2 million for the Tier 4 Reduced Fee and $1 million for the Tier 5 Reduced Fee) and satisfy the other criteria specified in the Charges section of this Prospectus. Plans that do not qualify for Reduced Fees because they have assets in the Separate Account and the General Account combined of less than $1 million, will be charged the Standard Separate Account annual charge.
(3)
Inactive Plans. An Inactive Plan will no longer be eligible for Standard separate account annual charges or Reduced Fees as of the last day of the quarter in which it became an Inactive Plan. For more information see “Charges”.
(4)
Reductions in Separate Account Annual Expenses. Separate Account Annual Expenses are reduced for Plans that are part of certain national accounts. For more information see “Charges”.
(5)
Expense Risk Fee, Administrative Charges and Distribution Expense Charge may not exceed 2.00% of average Account Value the aggregate.

The next item shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you are a Participant. A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in the Appendix to this Prospectus entitled “Underlying Funds As Investment Options Available Under the Contract”.

	Minimum	Maximum
Annual Underlying Fund Expenses (expenses deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses, as a percentage of Underlying Fund average net assets	0.14%	1.00%
Net Annual Underlying Fund Expenses (expenses deducted from the Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses as a percentage of Underlying Fund average net assets) (after expense reimbursement)*	0.14%	0.93%
* Certain of the Underlying Funds, including the fund with the maximum total annual fund operating expenses (before expense reimbursement), are subject to an expense reimbursement arrangement between such underlying funds and the investment adviser, which is expected to continue until at least April 30, 2025.
Example

The Example below is intended to help you compare the cost of being a Participant with the cost of investing in other variable annuity contracts if we were to raise our current fees and expenses to the maximum amounts. These costs include Participant transaction expenses, Annual Contract Fee, Base Contract Expenses, and Underlying Fund fees and expenses and exclude Loan fees.
The Example assumes that you invest $100,000 under a Contract for the time periods indicated and that your investment has a 5% annual rate of return each year.
We do not impose a surrender charge when you make a withdrawal of Account Value. As a result, the expenses would be the same whether or not you surrender the Account Value, or apply the Account Value for the purchase of an annuity (annuitize), at the end of the applicable time period.

This example also assumes the maximum fees and expenses of the Underlying Funds during 2023, with the maximum Annual Contract Fee and the maximum Base Contract Expenses shown in the Fee Table. Although your actual costs may be higher or lower, based on these assumptions your costs would be:
1 Year	3 Years	5 Years	10 Years
$2,530	$7,976	$13,980	$31,822

Appendix A: Underlying Funds Available As Investment Options Under the Contracts
The following is a list of Underlying Funds available under the Contracts. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds , which may be amended from time to time and are available on our website mutualofamerica.com/ThriftFunds or you can request this information at no cost by calling 800.574.9267 or by sending an email to mutualofamerica@dfinsolutions.com.
The current expenses and performance information below reflects fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
Type/Investment Objective	Underlying Fund and Adviser/Subadviser	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks investment results that correspond to the investment performance of Standard & Poor’s 500® Composite Stock Price Index (the “S&P 500 Index”*)	MoA Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.14%	-18.24%	9.25%	12.37%
Equity Fund Seeks to outperform Russell 3000® Index by investing in a diversified portfolio of primarily common stocks	MoA All America Fund Adviser: MoA Capital Management LLC	0.54%	-17.70%	7.53%	10.88%
Equity Fund Seeks capital appreciation	MoA Small Cap Value Fund Adviser: Mutual of America Capital Management LLC	0.82%	-9.82%	3.10%	7.12%
Equity Fund Seeks capital appreciation	MoA Small Cap Growth Fund Adviser: Mutual of America Capital Management LLC	0.83%	-28.37%	4.64%	9.35%
*
“Standard & Poor’s,” “S&P,” “S&P 500”, “S&P MidCap 400” and “S&P SmallCap 600” are trademarks of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and have been licensed for use by Mutual of America Investment Corporation’s Adviser. Standard & Poor’s does not sponsor, endorse, sell or promote the MoA Equity Index Fund, MoA Small Cap Equity Index Fund or MoA Mid Cap Equity Index Fund. It has no obligation or liability for the sale or operation of the Funds and makes no representations as to the advisability of investing in the Funds.

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks investment results that correspond to investment performance of S&P SmallCap 600® Index*	MoA Small Cap Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.15%	-16.31%			4.06%[2]
Equity Fund Seeks capital appreciation and, to a lesser extent, current income	MoA Mid Cap Value Fund Adviser: Mutual of America Capital Management LLC	0.70%	-10.67%	6.14%	9.71%
Equity Fund Seeks investment results that correspond to investment performance of S&P MidCap 400® Index*	MoA Mid-Cap Equity Index Fund Adviser: Mutual of America Capital Management LLC	0.16%	-13.23%	6.52%	10.58%
Equity Fund Seeks capital appreciation	MoA International Fund Adviser: Mutual of America Capital Management LLC	0.14%	-11.09%	2.17%	4.71%
Equity Fund Seeks capital growth	LVIP American Century Capital Appreciation Fund Adviser: Lincoln Financial Investments Corporation Subadviser: American Century Investment Management, Inc.	0.57%	-27.92%	8.26%		9.16%[3]
Equity Fund Seeks long-term capital appreciation	American Funds Insurance Series New World Fund Adviser: Capital Research and Management Company.	0.57%	-21.86%	2.58%	4.53%
Equity Fund Seeks capital appreciation	Delaware VIP® Small Cap Value Series Adviser: Delaware Management Company	0.78%	-12.09%	4.35%	9.21%
Equity Fund Seeks to provide long-term growth of capital	DWS Capital Growth VIP Adviser: DWS Investment Management Americas, Inc.	0.49%	-30.74%	9.80%	13.25%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks reasonable income and will also consider potential for capital appreciation. Fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index.	Fidelity VIP Equity-Income Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.51%	-4.96%	8.16%	10.19%
Equity Fund Seeks long-term capital appreciation	Fidelity VIP Contrafund® Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.60%	-26.31%	8.66%	11.43%
Equity Fund Seeks long-term growth of capital	Fidelity VIP Mid Cap Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.61%	-14.74%	5.95%	9.96%
Equity Fund Seeks long-term growth of capital	Goldman Sachs VIT Small Cap Equity Insights Fund Adviser: Goldman Sachs Asset Management, L.P,	0.81%	-19.38%	4.33%	9.20%
Equity Fund Seeks long-term growth of capital and dividend income	Goldman Sachs VIT US Equity Insights Fund Adviser: Goldman Sachs Asset Management, L.P.	0.57%	-19.74%	7.47%	12.14%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Equity Fund Seeks capital appreciation	Invesco V.I. Main Street Fund® Adviser: Invesco Advisers, Inc.	0.80%	-20.13%	7.15%	10.76%
Equity Fund Seeks capital appreciation	MFS® VIT III Mid Cap Value Portfolio Adviser: MFS	0.79%	-8.79%	7.58%	10.86%
Equity Fund Seeks long-term growth of capital by investing primarily in securities of companies that meet Fund’s environmental, social and governance (ESG) criteria	Neuberger Berman Advisers Management Trust Sustainable Equity Portfolio Adviser: Neuberger Berman Investment Advisers LLC	0.93%	-18.45%	7.40%	10.89%
Equity Fund Seeks to provide long-term capital growth with income as secondary objective	T. Rowe Price Blue Chip Growth Portfolio Adviser: T. Rowe Price Associates, Inc.	0.75%	-38.50%	5.16%	11.68%
Equity Fund Seeks to provide long-term capital appreciation and income	Vanguard Variable Insurance Fund Diversified Value Portfolio® Advisers: Lazard Asset Management LLC and Hotchkis and Wiley Capital Management, LLC.	0.29%	-11.49%	8.08%	10.08%
Equity Fund Seeks to provide long-term capital appreciation	Vanguard Variable Insurance Fund International Portfolio® Advisers: Baillie Gifford Overseas Ltd. and Schroder Investment Management North America Inc.	0.41%	-30.12%	4.45%	7.58%
Equity Fund Seeks to provide long-term capital growth	Victory RS Small Cap Growth Equity VIP Series Adviser: Victory Capital Management Inc.	0.88%	-36.36%	0.04%	8.86%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Real Estate Fund Seeks to provide a high level of income and moderate long-term capital appreciation by tracking performance of a benchmark index that measures performance of publicly traded equity REITs and other real estate-related investments	Vanguard Variable Insurance Fund Real Estate Index Portfolio® Adviser: The Vanguard Group, Inc.	0.26%	-26.30%	3.69%	6.36%
Fixed Income Fund Seeks current income to extent consistent with maintenance of liquidity, investment quality and stability of capital	MoA US Money Market Fund Adviser: Mutual of America Capital Management LLC	0.24%	1.31%	1.03%	0.56%
Fixed Income Fund Primary investment objective is to produce a high level of current income with secondary investment objective to preserve shareholders’ capital.	MoA Intermediate Bond Fund Adviser: Mutual of America Capital Management LLC	0.45%	-7.66%	0.27%	1.04%
Fixed Income Fund Seeks current income, with preservation of shareholders’ capital a secondary objective	MoA Core Bond Fund Adviser: Mutual of America Capital Management LLC	0.43%	-12.79%	-0.48%	1.13%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Fixed Income Seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.	PIMCO Variable Insurance Trust Real Return Portfolio Adviser: Pacific Investment Management Company LLC.	0.62%	-11.77%	2.11%	1.05%
Fixed Income Fund Seeks to track the performance of a broad, market-weighted bond index	Vanguard Variable Insurance Fund Total Bond Market Index Portfolio® Adviser: The Vanguard Group, Inc.	0.14%	-13.21%	-0.10%	0.92%
Balanced Fund Seeks capital appreciation and current income by investing in a diversified portfolio of common stocks, debt securities and money market instruments.	MoA Balanced Fund Adviser: Mutual of America Capital Management LLC	0.54%	-12.02%	5.76%	7.55%
Balanced Fund Seeks to obtain high total return with reduced risk over the long term by allocating Fund assets among stocks, bonds, and short-term instruments	Fidelity VIP Asset Manager Portfolio Adviser: Fidelity Management & Research Company LLC (FMR) Subadvisers: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research Japan Limited serve as sub-advisers.	0.60%	-14.94%	3.75%	5.66%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Balanced Fund Seeks to achieve competitive total return through actively managed portfolio of stocks, bonds, and money market instruments which offer income and capital growth opportunity	Calvert VP SRI Balanced Portfolio Adviser: Calvert Research and Management.	0.64%	-15.41%	6.32%	7.57%
Balanced Fund Seeks current income and, to a lesser extent, capital appreciation	MoA Conservative Allocation Fund Adviser: Mutual of America Capital Management LLC	0.41%	-12.44%	2.88%	4.41%
Balanced Fund Seeks capital appreciation and current income	MoA Moderate Allocation Fund Adviser: Mutual of America Capital Management LLC	0.30%	-13.91%	4.57%	6.82%
Balanced Fund Seeks capital appreciation and, to a lesser extent, current income	MoA Aggressive Allocation Fund Adviser: Mutual of America Capital Management LLC	0.31%	-15.24%	5.37%	8.38%
Balanced Funds Seeks current income consistent with preservation of capital and, to a lesser extent, capital appreciation	MoA Retirement Income Fund Adviser: Mutual of America Capital Management LLC	0.47%	-11.12%	2.25%	3.89%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2015 Fund Adviser: Mutual of America Capital Management LLC	0.48%	-12.38%	2.67%	5.30%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2020 Fund Adviser: Mutual of America Capital Management LLC	0.42%	-13.06%	3.27%	6.15%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2025 Fund Adviser: Mutual of America Capital Management LLC	0.38%	-13.56%	3.91%	7.12%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2030 Fund Adviser: Mutual of America Capital Management LLC	0.35%	-14.14%	4.73%	8.04%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2035 Fund Adviser: Mutual of America Capital Management LLC	0.33%	-15.20%	5.20%	8.61%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2040 Fund Adviser: Mutual of America Capital Management LLC	0.31%	-15.37%	5.65%	8.91%

Type/Investment Objective	Underlying Fund	Current Expenses[1]	Average Annual Total Returns as of 12/31/23
			1 year	5 year	10 year	Life of Fund
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2045 Fund Adviser: Mutual of America Capital Management LLC	0.30%	-15.59%	5.66%	8.94%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2050 Fund Adviser: Mutual of America Capital Management LLC	0.31%	-15.66%	5.62%	8.97%
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2055 Fund Adviser: Mutual of America Capital Management LLC	0.34%	-15.77%	5.67%		7.99%[4]
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2060 Fund Adviser: Mutual of America Capital Management LLC	0.39%	-15.72%			6.05%[5]
Balanced Funds Seeks current income and capital appreciation appropriate for asset allocation associated with Fund’s approximate year of retirement which is included in its name	MoA Clear Passage 2065 Fund @ Adviser: Mutual of America Capital Management LLC	0.26%	-15.54%			8.40%[6]

1
The reported expense ratio for the following funds is net of fee waivers that may not continue: MoA Small Cap Equity Index Fund, LVIP American Century Capital Appreciation Fund, American Funds Insurance Series New World Fund, Goldman Sachs VIT Small Cap Equity Insights Fund, Goldman Sachs VIT US Equity Insights Fund, Invesco V.I. Main Street Fund, MFS VIT III Mid Cap Value Portfolio, T. Rowe Price Blue Chip Growth Portfolio, Victory RS Small Cap Growth Equity VIP Series, MoA Clear Passage 2065 Fund. Refer to the prospectuses of the Underlying Funds for more information.
2
Since inception date July 2, 2018.
3
Since inception date September 22, 2017.
4
Since inception date October 1, 2016.
5
Since inception date July 2, 2018.
6
Since inception date August 3, 2020.

Mutual of America Separate Account No. 2
320 Park Avenue, New York, New York 10022-6839
You May Obtain More Information

Summary Prospectus. We have filed with the SEC this Summary Prospectus about this Contract and Separate Account No. 2. The Summary Prospectus incorporates by reference the Prospectus and Statement of Additional Information (“SAI”) for the Contracts, and exhibits, dated May 1, 2024.
Statement of Additional Information. The SAI contains additional information about this Contract , the Separate Account, and our operations. We incorporate the SAI into the Prospectus by reference.
How to Obtain the SAI. You may obtain a free copy of the SAI by:
•
writing to Mutual of America at 320 Park Avenue, New York, NY 10022-6839, or
•
calling 800.468.3785 and asking for Mutual of America.
You may obtain the Prospectus, SAI and other information free of charge through the Mutual of America Life Insurance Company website at http://www.mutualofamerica.com.
The SEC has a website at http://www.sec.gov. Reports and other information about this Contract and Separate Account No. 2 are available through that SEC website. You also may obtain copies of reports and other information about the Separate Account, upon your payment of a duplicating fee, by electronic request at this e-mail address: publicinfo@sec.gov.
Where to Direct Questions. To request other information about the Contracts, or to make investor inquiries about the Separate Account, you also can contact your registered representative at Mutual of America.
Investment Company Act of 1940 Act File Number 811-03996
Securities Act of 1933 Registration Number 33-11023
EDGAR Contract identifier C000025766.
Prospectus dated May 1, 2024